Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2015 THIRD QUARTER FINANCIAL RESULTS

AND QUARTERLY DIVIDEND

Contact:	Kathleen J. Chappell, Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (October 23, 2015) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, reported record quarterly earnings and continued strong financial performance. The Board of Directors announced a quarterly common stock cash dividend of $0.20 per common share, payable on November 18, 2015, to shareholders of record on November 4, 2015. Select highlights for the third quarter include:

•	Net income of $3.3 million

•	Net interest margin of 4.07%

•	ALLL 1.05% of total loans

•	Nonperforming assets down 17.40%

John R. Milleson, President and CEO, stated “Although the quarter’s earnings greatly benefited from some large one-time transactions, core earnings remain a very solid contributor to the Company’s overall profits. We are pleased with the steady balance sheet growth that we have experienced thus far for 2015 and are confident that we will continue with similar progress as we settle into our new markets in Loudoun County.”

Income Statement Review

Net income was $3.3 million for the third quarter of 2015, up $1.9 million from the same period one year ago and up $2.5 million from the previous quarter ended June 30, 2015. These increases were primarily the result of the $2.4 million net gain realized on the redemption of outstanding trust preferred capital notes. On July 29, 2015, the pool to which the Company’s $7.0 million in outstanding trust preferred capital notes belonged was liquidated by means of auction. The Company was successful in purchasing the outstanding notes at a price of 65.375% of par or $4.6 million in cash. The quarterly annualized return on average equity (ROE) was 17.26%, and the quarterly return on average assets (ROA) was 2.20%. Quarterly diluted earnings per share increased to $0.94, compared to $0.23 in the previous quarter and $0.40 for the same quarter in 2014.

Net interest income for the quarter ended September 30, 2015 increased 2.59% to $5.9 million when compared to the $5.8 million for the quarter ended June 30, 2015. Net interest income was $5.8 million for the quarter ended September 30, 2014.

Total loan interest income was $5.5 million for the quarter ended September 30, 2015 and $5.4 million for the quarter ended June 30, 2015. Average loans for the quarter ended September 30, 2015 were $488.5 million compared to $470.6 million for the quarter ended June 30, 2015. Total average accruing loans were $482.5 million for the three months ended September 30, 2015 and $463.8 million for the quarter ended June 30, 2015. For the third quarter of 2014, total average loans were $464.8 million and average accruing loans were $457.6 million. The tax equivalent yield on average loans for the quarter ended September 30, 2015 was 4.52%, down eight basis points from 4.60% for the quarter ended June 30, 2015 and down 11basis points from 4.63% for the same quarter in 2014. Interest income from the investment portfolio was $723,000 for the quarter ended September 30, 2015 and $678,000 for the quarter ended June 30, 2015. Average investments were $107.4 million for the quarter ended September 30, 2015 and $103.0 million for the quarter ended June 30, 2015. Interest income from the investment portfolio was $854,000 while average investments were $102.1 million for the quarter ended September 30, 2014.

Total interest expense was $321,000 for the three months ended September 30, 2015 and $327,000 for the same period ended June 30, 2015. The average cost of interest bearing liabilities decreased two basis points when comparing the quarter ended September 30, 2015 to the quarter ended June 30, 2015. The average balance of interest bearing liabilities increased $10.3 million from the quarter ended June 30, 2015. The net interest margin was 4.07% for the quarter ended September 30, 2015 and 4.08% for the quarter ended June 30, 2015. For the quarter ended September 30, 2014, total interest expense was $480,000 and the net interest margin was 4.18%. Declining asset yields have continued to pressure the Company’s net interest margin.

The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%.

Noninterest income increased $2.2 million to $3.8 million for the quarter ended September 30, 2015 when compared to $1.6 million for the three months ended June 30, 2015. This increase resulted mostly from the $2.4 million net gain realized on the redemption of outstanding trust preferred capital notes. On July 29, 2015, the pool to which the Company’s $7.0 million in outstanding trust preferred capital notes belonged was liquidated by means of auction. The Company was successful in purchasing the outstanding notes at a price of 65.375% of par or $4.6 million in cash. Noninterest income for the quarter ended September 30, 2014 was $1.5 million.

Noninterest expense was $5.5 million for the quarter ended September 30, 2015. This represents a decrease of $614,000 or 10.01% from $6.1 million for the quarter ended June 30, 2015. On June 10, 2015, the Company purchased the land on which one of its retail branches resided. The land was purchased subject to an existing lease and subsequently recorded at market value, resulting in a $520,000 write down of the total purchase price. Noninterest expense increased $183,000 or 3.43% when compared to $5.3 million for the quartered ended September 30, 2014. Much of this increase relates to increased salary, occupancy and equipment expense resulting from two additional retail branches.

Asset Quality and Provision for Loan Losses

Nonperforming assets consist of loans 90 days past due and still accruing interest, nonaccrual loans, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets decreased from $9.1 million or 1.44% of total assets at June 30, 2015 to $7.5 million or 1.18% of total assets at September 30, 2015. This decrease resulted mostly from the decrease in non-accrual loans. During the third quarter of 2015, three nonaccrual loans totaling $730,000 were returned to accruing status, two nonaccrual loans totaling $320,000 were paid off and one nonaccrual loan in the amount of $46,000 was charged off. Additionally, during the quarter ended September 30, 2015, two loans totaling $195,000 were placed on nonaccrual status. The majority of the non-accrual loans are secured by real estate. Management regularly evaluates the financial condition of borrowers with loans on non-accrual status and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these non-accrual loans. One real estate asset had been foreclosed upon during the third quarter of 2015 while two were sold during that same period. Loans greater than 90 days past due and still accruing decreased from $68,000 at June 30, 2015 to $1,000 at September 30, 2015. Nonperforming assets were $10.3 million or 1.70% of total assets at September 30, 2014.

The Company may, under certain circumstances, restructure loans in troubled debt restructurings as a concession to a borrower when the borrower is experiencing financial distress. Formal, standardized loan restructuring programs are not utilized by the Company. Each loan considered for restructuring is evaluated based on customer circumstances and may include modifications to one or more loan provision. Such restructured loans are included in impaired loans, but may not necessarily be nonperforming loans. At September 30, 2015, the Company had 23 troubled debt restructurings totaling $7.8 million. Approximately $7.2 million or 22 loans are performing loans, while the remaining loan is on non-accrual status.

The Company realized $38,000 in net recoveries for the quarter ended September 30, 2015 versus net recoveries of $64,000 for the three months ended June 30, 2015. The Company’s troubled credit group continues to monitor past due loans, identify potential problem credits, and develop action plans to work through its troubled loans as promptly as possible. Net charge offs for the quarter ended September 30, 2014 were $284,000.

The Company recognized a negative provision for loan losses of $410,000 for the quarter ended September 30, 2015. The quarter’s negative provision primarily resulted from the decrease in required specific allocations for impaired loans. The amount of provision for loan losses during each quarter reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for loan losses. Management’s judgment in determining the level of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as trends in delinquencies and charge-offs, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, overall portfolio quality and review of specific potential losses. The Company is committed to maintaining an allowance at a level that adequately reflects the risk inherent in the loan portfolio. A provision for loan losses of $300,000 was recorded for the three months ended June 30, 2015 and there were no loan loss provisions for the quarter ended September 30, 2014. The allowance for loan losses was $5.1 million, or 1.05% of total outstanding loans, at September 30, 2015. At June 30, 2015 and September 30, 2014, the allowance for loan losses was $5.5 million and $5.6 million, respectively.

Total Consolidated Assets

Total consolidated assets of the Company at September 30, 2015 were $638.1 million, which represented an increase of $3.8 million or 0.6% from total assets of $634.3 million at June 30, 2015. This increase was driven by increased cash balances resulting from the increase in deposits levels and net loan growth. At September 30, 2014, total consolidated assets were $606.2 million. Total loans increased from $486.0 million at June 30, 2015 to $491.2 million at September 30, 2015. Total loans were $465.1 million at September 30, 2014.

Deposits and Other Borrowings

Total deposits, which include brokered deposits, increased $5.1 million to $527.9 million at September 30, 2015 from $522.8 million at June 30, 2015. At September 30, 2014, total deposits were $495.1 million. The Company held $11.0 million in brokered deposits for the quarters ended September 30 and June 30, 2015. The Company held $9.9 million in brokered deposits at September 30, 2014.

There were no federal funds purchased and securities sold under agreement to repurchase at September 30, 2015 and September 30, 2014. At June 30, 2015, federal funds purchased and securities sold under agreement to repurchase totaled $8.3 million. Borrowings with the Federal Home Loan Bank of Atlanta were $30.0 million at September 30, 2015, up $10.0 million from the $20.0 million at June 30, 2015. At September 30, 2014 borrowings with the Federal Home Loan Bank of Atlanta were $30.0 million.

There were no outstanding trust preferred capital notes at September 30, 2015. On July 29, 2015, the pool to which the Company’s $7.0 million in outstanding trust preferred capital notes belonged was liquidated by means of auction. The Company was successful in purchasing the outstanding notes at a price of 65.375% of par or $4.6 million in cash. Additionally, dissolution of Eagle Financial Statutory Trust II (the Trust), a wholly-owned subsidiary of the Company formed to issue the redeemable capital securities, occurred upon the purchase of the trust preferred securities. At June 30, 2015 and September 30, 2014, total trust preferred capital notes were $7.2 million.

Equity

Shareholders’ equity at September 30, 2015 was $77.6 million, reflecting an increase of $3.7 million from $73.9 million at June 30, 2015. At September 30, 2014 shareholders’ equity was $71.3 million. The book value of the Company at September 30, 2015 was $22.25 per common share. Total common shares outstanding were 3,508,831 at September 30, 2015. On October 21, 2015, the board of directors declared a $0.20 per common share cash dividend for shareholders of record as of November 4, 2015 and payable on November 18, 2015.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS

	For the Three Months Ended
	3Q15	2Q15	1Q15	4Q14	3Q14

Net Income (dollars in thousands)	$3,324	$798	$1,455	$2,434	$1,386
Earnings per share, basic	$0.94	$0.23	$0.42	$0.71	$0.40
Earnings per share, diluted	$0.94	$0.23	$0.42	$0.70	$0.40

Return on average total assets	2.20%	0.51%	0.96%	1.57%	0.91%
Return on average total equity	17.26%	4.31%	8.03%	13.43%	7.77%
Dividend payout ratio	21.28%	86.96%	47.80%	28.17%	50.00%
Fee revenue as a percent of total revenue	16.01%	21.42%	20.56%	15.90%	18.92%

Net interest margin(1)	4.07%	4.13%	4.02%	4.00%	4.18%
Yield on average earning assets	4.29%	4.35%	4.30%	4.31%	4.51%
Yield on average interest-bearing liabilities	0.33%	0.35%	0.42%	0.46%	0.50%
Net interest spread	3.96%	4.00%	3.88%	3.85%	4.01%
Tax equivalent adjustment to net interest income (dollars in thousands)	$155	$152	$161	$173	$171

Non-interest income to average assets	2.39%	1.06%	1.07%	1.43%	0.97%
Non-interest expense to average assets	3.44%	3.95%	3.32%	3.12%	3.27%

Efficiency ratio(2)	55.56%	80.78%	68.98%	60.57%	71.91%

(1)	The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are nontaxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 34%. See the table below for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.
(2)	The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio and sales of repossessed assets. The tax rate utilized is 34%. See the table below for the quarterly tax equivalent net interest income and a reconciliation of net interest income to tax equivalent net interest income. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER

	3Q15	2Q15	1Q15	4Q14	3Q14
BALANCE SHEET RATIOS
Loans to deposits	93.05%	92.97%	90.52%	93.25%	93.93%
Average interest-earning assets to average-interest bearing liabilities	154.19%	154.14%	151.49%	166.86%	148.74%
PER SHARE DATA
Dividends	$0.20	$0.20	$0.20	$0.20	$0.20
Book value	$22.25	$21.30	$21.49	$21.01	$20.74
Tangible book value	$22.25	$21.30	$21.49	$21.01	$20.74
SHARE PRICE DATA
Closing price	$23.00	$23.50	$24.50	$23.30	$23.65
Diluted earnings multiple(1)	6.12	25.54	14.58	8.32	14.78
Book value multiple(2)	1.03	1.10	1.14	1.11	1.14
COMMON STOCK DATA
Outstanding shares at end of period	3,508,831	3,495,800	3,481,774	3,463,665	3,454,336
Weighted average shares outstanding	3,503,412	2,487,215	3,477,249	3,459,096	3,451,041
Weighted average shares outstanding, diluted	3,503,412	3,497,065	3,485,450	3,468,904	3,460,186
CAPITAL RATIOS
Total equity to total assets	12.16%	11.66%	12.15%	11.67%	11.76%
CREDIT QUALITY
Net charge-offs to average loans	-0.03%	-0.05%	0.04%	0.72%	0.24%
Total non-performing loans to total loans	1.16%	1.41%	1.44%	2.28%	1.86%
Total non-performing assets to total assets	1.18%	1.44%	1.47%	2.04%	1.70%
Non-accrual loans to:
total loans	1.15%	1.39%	1.43%	2.28%	1.86%
total assets	0.89%	1.07%	1.07%	1.71%	1.42%
Allowance for loan losses to:
total loans	1.05%	1.14%	1.12%	1.08%	1.20%
non-performing assets	68.65%	60.79%	57.17%	39.64%	54.31%
non-accrual loans	91.03%	81.68%	78.45%	47.45%	64.75%
NON-PERFORMING ASSETS:
(dollars in thousands)
Loans delinquent over 90 days	$1	$68	$63	$6	$16
Non-accrual loans	5,673	6,778	6,593	10,706	8,628
Other real estate owned and repossessed assets	1,848	2,261	2,391	2,102	1,644
NET LOAN CHARGE-OFFS (RECOVERIES):
(dollars in thousands)
Loans charged off	$118	$190	$131	$967	$310
(Recoveries)	(156)	(254)	(90)	(110)	(26)
Net charge-offs (recoveries)	(38)	(64)	41	857	284
PROVISION FOR LOAN LOSSES (dollars in thousands)	$(410)	$300	$133	$350	$—
ALLOWANCE FOR LOAN LOSS SUMMARY
(dollars in thousands)
Balance at the beginning of period	$5,536	$5,172	$5,080	$5,587	$5,871
Provision	(410)	300	133	350	—
Net charge-offs (recoveries)	(38)	(64)	41	857	284
Balance at the end of period	$5,164	$5,536	$5,172	$5,080	$5,587

(1)	The diluted earnings multiple is calculated by dividing the period’s closing market price per share by the annualized diluted earnings per share for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.
(2)	The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	Unaudited	Unaudited	Unaudited	Audited	Unaudited
	9/30/2015	6/30/2015	3/31/2015	12/31/2014	9/30/2014

Assets
Cash and due from banks	$16,941	$12,145	$26,374	$34,564	$15,338
Federal funds sold	—	—	—	—	—
Securities available for sale, at fair value	103,503	107,682	99,092	96,973	101,380
Loans, net of allowance for loan losses	486,052	480,492	456,221	464,740	459,481
Bank premises and equipment, net	20,924	20,805	20,071	19,015	18,529
Other assets	10,649	13,191	11,983	11,538	11,488

Total assets	$638,069	$634,315	$613,741	$626,830	$606,216

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$177,005	$171,368	$166,085	$159,352	$151,961
Savings and interest bearing demand deposits	255,135	257,575	249,783	249,305	248,736
Time deposits	95,731	93,844	93,836	95,159	94,439

Total deposits	$527,871	$522,787	$509,704	$503,816	$495,136
Federal funds purchased and securities sold under agreements to repurchase	—	8,329	—	—	—
Federal Home Loan Bank advances	30,000	20,000	20,000	40,000	30,000
Trust preferred capital notes	—	7,217	7,217	7,217	7,217
Other liabilities	2,589	2,039	2,273	2,665	2,602
Commitments and contingent liabilities	—	—	—	—	—

Total liabilities	$560,460	$560,372	$539,194	$553,698	$534,955

Shareholders’ Equity
Preferred stock, $10 par value	$—	$—	$—	$—	$—
Common stock, $2.50 par value	8,723	8,681	8,658	8,621	8,588
Surplus	13,464	13,089	12,828	12,618	12,312
Retained earnings	54,029	51,439	51,338	50,578	48,834
Accumulated other comprehensive income	1,393	734	1,723	1,315	1,527

Total shareholders’ equity	$77,609	$73,943	$74,547	$73,132	$71,261

Total liabilities and shareholders’ equity	$638,069	$634,315	$613,741	$626,830	$606,216

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

Unaudited

	Three Months Ended
	9/30/2015	6/30/2015	3/31/2015	12/31/2014	9/30/2014

Interest and Dividend Income
Interest and fees on loans	$5,540	$5,437	$5,301	$5,377	$5,397
Interest on federal funds sold	—	—	—	—	—
Interest and dividends on securities available for sale:
Taxable interest income	437	406	376	378	458
Interest income exempt from federal income taxes	245	246	243	261	270
Dividends	41	26	7	26	126
Interest on deposits in banks	2	6	11	8	3

Total interest and dividend income	$6,265	$6,121	$5,938	$6,050	$6,254

Interest Expense
Interest on deposits	$185	$182	$185	$194	$241
Interest on federal funds purchased and securities sold under agreements to repurchase	9	1	—	—	—
Interest on Federal Home Loan Bank advances	69	66	135	174	159
Interest on trust preferred capital notes	58	78	78	80	80

Total interest expense	$321	$327	$398	$448	$480

Net interest income	5,944	5,794	5,540	5,602	5,774
Provision For Loan Losses	(410)	300	133	350	—

Net interest income after provision for loan losses	$6,354	$5,494	$5,407	$5,252	$5,774

Noninterest Income
Income from fiduciary activities	$318	$356	$428	$290	$211
Service charges on deposit accounts	328	307	290	338	332
Other service charges and fees	919	930	756	687	828
Gain on the sale of bank premises and equipment	—	5	—	(14)	—
Gain (Loss) on sales of AFS securities	19	22	74	897	88
Gain on redemption of trust preferred debt	2,424
Other operating income	(179)	24	81	23	15

Total noninterest income	$3,829	$1,644	$1,629	$2,221	$1,474

Noninterest Expenses
Salaries and employee benefits	$3,090	$3,112	$2,995	$2,660	$3,016
Occupancy expenses	394	436	346	317	319
Equipment expenses	312	260	146	174	197
Advertising and marketing expenses	155	184	119	155	159
Stationery and supplies	67	61	51	69	73
ATM network fees	246	191	158	180	175
Other real estate owned expenses	64	14	6	12	4
Loss (gain) on sale of other real estate	(11)	73	19	(78)	13
FDIC assessment	108	103	108	95	95
Computer software expense	134	192	221	208	252
Bank franchise tax	131	126	117	123	124
Professional fees	211	261	242	226	290
Other operating expenses	616	1,118	529	702	617

Total noninterest expenses	$5,517	$6,131	$5,057	$4,843	$5,334

Income before income taxes	4,666	1,007	1,979	2,630	1,914
Income Tax Expense	1,377	209	524	196	528

Net income	$3,289	$798	$1,455	$2,434	$1,386

Earnings Per Share
Net income per common share, basic	$0.94	$0.23	$0.42	$0.71	$0.40

Net income per common share, diluted	$0.94	$0.23	$0.42	$0.70	$0.40

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates

(dollars in thousands)

	For the Three Months Ended
	September 30, 2015			June 30, 2015			September 30, 2014
		Interest			Interest			Interest
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield	Balance	Expense	Yield	Balance	Expense	Yield
Assets:
Securities:
Taxable	$75,636	$1,896	2.51%	$71,250	$1,718	2.41%	$68,674	$2,317	3.37%
Tax-Exempt (1)	31,731	1,473	4.64%	31,787	1,479	4.65%	33,474	1,625	4.85%

Total Securities	$107,367	$3,369	3.14%	$103,037	$3,197	3.10%	$102,148	$3,942	3.86%
Loans:
Taxable	$475,993	$21,761	4.57%	$455,696	$21,380	4.69%	$450,867	$21,166	4.69%
Nonaccrual	5,953	—	0.00%	6,806	—	0.00%	7,167	—	0.00%
Tax-Exempt (1)	6,553	336	5.12%	8,140	286	3.51%	6,764	373	5.51%

Total Loans	$488,499	$22,097	4.52%	$470,642	$21,666	4.60%	$464,798	$21,539	4.63%
Federal funds sold	—	—	0.00%	—	—	0.00%	—	—	0.00%
Interest-bearing deposits in other banks	4,329	8	0.18%	11,243	24	0.21%	4,792	10	0.20%

Total earning assets	$594,242	$25,474	4.29%	$578,116	$24,887	4.30%	$564,571	$25,490	4.51%
Allowance for loan losses	(5,763)			(5,378)			(5,928)
Total non-earning assets	48,321			49,064			43,423

Total assets	$636,800			$621,802			$602,066

Liabilities and Shareholders’ Equity:
Interest-bearing deposits:
NOW accounts	$81,908	$87	0.11%	$80,266	$83	0.10%	$81,685	$85	0.10%
Money market accounts	98,193	111	0.11%	97,515	111	0.11%	96,771	111	0.11%
Savings accounts	76,627	44	0.06%	75,412	40	0.05%	68,728	36	0.05%
Time deposits:
$100,000 and more	36,797	167	0.45%	35,135	155	0.44%	34,677	179	0.51%
Less than $100,000	57,591	325	0.56%	58,769	333	0.57%	60,390	548	0.91%

Total interest-bearing deposits	$351,116	$734	0.21%	$347,097	722	0.21%	$342,251	$960	0.28%
Federal funds purchased and securities sold under agreements to repurchase	3,830	36	0.93%	756	4	0.52%	103	1	0.50%
Federal Home Loan Bank advances	26,848	274	1.02%	20,000	258	1.29%	30,000	631	2.10%
Trust preferred capital notes	3,609	230	6.36%	7,217	313	4.34%	7,217	317	4.40%

Total interest-bearing liabilities	$385,403	$1,273	0.33%	$375,070	1,297	0.35%	$379,581	$1,908	0.50%

Noninterest-bearing liabilities:
Demand deposits	173,431			170,128			149,776
Other Liabilities	2,364			2,366			2,031

Total liabilities	$561,198			$547,564			$531,378
Shareholders’ equity	75,602			74,238			70,688

Total liabilities and shareholders’ equity	$636,800			$621,802			$602,066

Net interest income		$24,201			$23,589			$23,582

Net interest spread			3.96%			3.96%			4.01%
Interest expense as a percent of average earning assets			0.21%			0.22%			0.34%
Net interest margin			4.07%			4.08%			4.18%

(1)	Income and yields are reported on a tax equivalent basis using a federal tax rate of 34%.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income

(dollars in thousands)

	Three Months Ended
	9/30/2015	6/30/2015	3/31/2015	12/31/2014	9/30/2014

GAAP Financial Measurements:
Interest Income - Loans	$5,541	$5,437	$5,301	$5,377	$5,397
Interest Income - Securities and Other Interest-Earnings Assets	725	684	637	673	857
Interest Expense - Deposits	185	182	184	194	242
Interest Expense - Other Borrowings	136	145	213	254	239

Total Net Interest Income	$5,945	$5,794	$5,541	$5,602	$5,773

Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$29	$25	$36	$38	$32
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	126	127	125	135	139

Total Tax Benefit on Tax-Exempt Interest Income	$155	$152	$161	$173	$171

Tax-Equivalent Net Interest Income	$6,100	$5,946	$5,702	$5,775	$5,944